Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

CTI BIOPHARMA CORP.

CTI BioPharma Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
1.    The name of the Corporation is CTI BioPharma Corp. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 14, 2017.
2.    This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and amends the provisions of the Corporation’s Certificate of Incorporation.
3.    The amendment to the existing Certificate of Incorporation being effected hereby is to delete Section 4.1 of Article IV of the Certificate of Incorporation in its entirety and to substitute in its place the following:

“Classes. The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Thirty-One Million, Five Hundred Thirty-Three Thousand, Three Hundred Thirty-Three (166,533,333), including One Hundred Thirty-One Million, Five Hundred Thousand (166,500,000) shares of common stock, par value $0.001 per share (the Common Stock), and Thirty-Three Thousand Three Hundred Thirty-Three (33,333) shares of preferred stock, par value $0.001 per share (the Preferred Stock), of which 12,575 are designated as the Series O Preferred Stock (the Series O Preferred Stock), and 4,500 are designated as the Series X Convertible Preferred Stock (the Series X Preferred Stock). Subject to the rights of the holder of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

4.    This Certificate of Amendment to the Certificate of Incorporation shall be effective immediately upon filing by the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, CTI BioPharma Corp. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Executive Officer as of the 5th day of June, 2020.

CTI BIOPHARMA CORP.
a Delaware corporation

By: /s/ Adam R. Craig
Name: Adam R. Craig
Title: President and Chief Executive Officer